SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934

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ISCO INTERNATIONAL, INC.

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(S) Filing Proxy Statement, if Other Than the Registrant)

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1001 Cambridge Drive
Elk Grove Village, Illinois 60007

April 27, 2007

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend the 2006 Annual Meeting of Stockholders of ISCO International, Inc., to be held on Friday, June 8, 2007, beginning at 10:00 a.m., local time, at the Marriott Suites Chicago O’Hare, 6155 North River Road, Rosemont, IL 60018.

The matters that we expect will be acted upon at the meeting are described in the attached Proxy Statement and include:

(1)	To elect six (6) directors to the Company’s board of directors for a term of one (1) year and until his successor is duly elected and qualified;

(2)	To ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL OF THE PROPOSALS IN THE PROXY STATEMENT.

It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope.

Your vote is very important, regardless of the amount of stock that you own.

We believe your support for the proposals described in the Proxy Statement is essential for us to continue with our business strategy. Please return your proxy card as soon as possible.

Sincerely,

By:	/s/ John Thode
John Thode
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2007

To the Stockholders of
ISCO International, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ISCO International, Inc. (the “Company”), a Delaware corporation, will be held on Friday, June 8, 2007 beginning at 10:00 a.m., local time, at the Marriott Suites Chicago O’Hare, 6155 North River Road, Rosemont, IL 60018 for the following purposes:

(1)	To elect six (6) directors to the Company’s board of directors for a term of one (1) year and until his successor is duly elected and qualified;

(2)	To ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 16, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record of the Company as of the close of business on April 16, 2007 will be entitled to vote at the Annual Meeting. The Company will maintain a complete list of its stockholders entitled to vote at the Annual Meeting at its headquarters located at 1001 Cambridge Drive, Elk Grove Village, IL for ten days prior to the date of the Annual Meeting. If the Company has to adjourn the Annual Meeting, then it will take action on the items described above on the date to which the Annual Meeting is adjourned.

By:	/s/ Order of the Board,
Frank Cesario
Corporate Secretary

Elk Grove Village, IL
April 27, 2007

1001 CAMBRIDGE DRIVE
ELK GROVE VILLAGE, ILLINOIS 60007

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the board of directors (the “Board”) of ISCO International, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on June 8, 2007 at the Marriott Suites Chicago O’Hare, 6155 North River Road, Rosemont, IL 60018, and any adjournment or postponement thereof. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 28, 2007.

Record Date and Outstanding Shares The Board has fixed the close of business on April 16, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, the Company had outstanding 190,600,000 shares of common stock, par value $0.001 per share, including attached preferred stock purchase rights (the “common stock”).

Each of the outstanding shares of common stock is entitled to one vote on all matters to come before the Annual Meeting. As of the Record Date, none of the Company’s preferred stock, par value $0.001 per share, was outstanding.

Voting of Proxies Mr. John Thode and Mr. Frank Cesario, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of the Company to serve in such capacity. Mr. Thode and Mr. Cesario are officers of the Company and Mr. Thode is also a member of the board of directors. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board contained in this Proxy Statement.

Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote The affirmative vote of a plurality of the shares of common stock voted in person or by proxy is required to elect a nominee for director. The affirmative vote of a majority of the shares of common stock present, in person or represented by proxy at the Annual Meeting and entitled to vote on the matters is required to approve the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors.

Quorum; Abstentions and Broker Non-Votes A majority of the shares of common stock issued and outstanding as of the Record Date is required to transact business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting.

Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of directors. In the case of the appointment of the independent auditors, abstentions will have the effect of votes against the proposal, but broker non-votes will have no effect on the outcome.

Stockholder List A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours commencing May 25, 2007 and continuing through the date of the Annual Meeting at the principal offices of the Company, 1001 Cambridge Drive, Elk Grove Village, Illinois 60007.

Who Can Help Answer Your Questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Corporate Secretary, Frank Cesario, 1001 Cambridge Drive, Elk Grove Village, Illinois 60007, telephone (847) 391-9400.

Annual Report

The Company’s Annual Report to Stockholders for the year ended December 31, 2006, as filed on Form 10K, accompanies this Proxy Statement.

A Warning About Forward-Looking Statements

The Company makes forward-looking statements in this document. These forward-looking statements are subject to risks and uncertainties, including those that are enumerated under the heading “Risk Factors” in the Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2006 and in the Company’s other filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ materially from those projected. Therefore, there can be no assurance that such statements will prove to be correct. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “believes,” “anticipates,” “expects,” “looks,” and “intends,” or the negative of such terms and similar terminology. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven directors (see Powers comment, below). At the Annual Meeting, six directors are to be elected for a term of one year expiring at the 2008 Annual Meeting of Stockholders. See “Nominees for Election” below.

ISCO International acknowledges and appreciates the contributions of Tom Powers for his service as a director from 1996-2007. Mr. Powers reached the retirement age of 70 and, in accordance with the Company’s Governance Guidelines, will not stand for re-election. Consistent with this event, the Board has reduced its number from seven members to six members. Therefore, only six positions are available for election.

If at the time of the Annual Meeting a nominee is unable or declines to serve, a proxy named on the proxy card accompanying this Proxy Statement will vote for such substitute nominee as the Board recommends, or vote to allow the vacancy created thereby to remain open until filled by the board of directors, as the Board recommends. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Dr. Martin Singer joined the Board during October 2006 and resigned from the Board during April 2007 and is therefore not discussed in this Proxy Statement except as it pertains to historical compensation of Board members.

Vote Required The affirmative vote of a plurality of the shares of common stock in person or by proxy is required to elect a nominee for director.

Nominees for Election

The name of the nominees for the office of director, together with certain information concerning such nominees, is set forth below:

Name	Age	Position with the Company	Served as Director Since
John Thode	49	Director, Chief Executive Officer	2005
Amr Abdelmonem	41	Director, Chief Technology Officer	2002
James Fuentes	51	Chairman of the Board of Directors	2003
George Calhoun	54	Director	1999
Michael Fenger	40	Director	2004
Ralph Pini	54	Director	2004

Mr. Thode received his BSEE from the University of Illinois, his MSEE from Illinois Institute of Technology, and his Master of Management/Master of Business Administration from J.L. Kellogg School of Management at Northwestern University. He joined Motorola in 1979, and for the next 25 years held numerous titles throughout its wireless industry businesses, including the Wireless Network Systems Group and the CDMA Systems Group. He has broad experience in wireless network infrastructure and handsets. He has led large product development and engineering teams. He has also negotiated substantial supplier and customer contracts and structured numerous strategic relationships. Most recently he served as Vice President & General Manager, 3G Consumer Products, Personal Communications Sector, where he created Motorola’s UMTS product lines. Before that, he was Senior Director & General Manager, Wireless Access Systems Division.

Dr. Abdelmonem joined the Company in January 1995 and was promoted to Director of Engineering in August 1998, to Vice President of Development Engineering in March 1999, to Chief Technology Officer in December 1999 and additionally served as Chief Executive Officer from June 2002 through January 2005. Dr. Abdelmonem joined the Board in July 2002. Before joining the Company, Dr. Abdelmonem was an engineer with Exxon Corporation in Egypt. Subsequently, he was affiliated with the University of Maryland in a number of research and teaching positions where much of his research focused on semi-conductor laser and advanced filter design. Dr. Abdelmonem earned his B.S. and M.S. degrees in Electrical Engineering from Ain-Shams University in Cairo, Egypt, and his Ph.D. from the University of Maryland. Much of his research focused on semi-conductor laser design, superconducting technology and advanced filter design. Dr. Abdelmonem is a Senior Member of the IEEE and has published numerous documents for industry conferences and trade journals. He holds five patents and has ten patent applications pending. Dr. Abdelmonem holds an M.B.A. from the University of Chicago.

Mr. Fuentes was elected to the Board in November 2003 and has served as Chairman of the Board since January 2006. He is Founder, President and CEO of Clarity Communication Systems, Inc., an Aurora, IL wireless software and systems development company formed in 1998. Previously, Mr. Fuentes served at Lucent Technologies (formerly AT&T Bell Labs) for ten years in various positions, most recently as a senior manager in software development. Prior to joining Bell Labs, Mr. Fuentes served four years at Northrop Defense Systems and six years in Advanced Development Projects at Lockheed Aircraft Company. Mr. Fuentes’ engineering experiences involve design and development of electronic counter-measures and stability of flight controls systems. He has six patents in the wireless telecommunications field and also received the Hispanic Engineer National Achievement Award for Technical Achievement in Industry in 1995. Currently Mr. Fuentes sits on the WESTEC Advisory Board. He received a B.S. degree majoring in Aeronautical Engineering with a second major in Computer Science from Embry-Riddle Aeronautical University. Mr. Fuentes serves as Chairman of the Board and is a member of the Board’s Corporate Governance and Compensation Committees.

Dr. Calhoun has served as a director since November 1999 and served as the Chief Executive Officer of the Company from November 1999 to June 2002 and as Chairman of the Board from November 2000 to September 2002. Dr. Calhoun joined the Stevens Institute of Technology in July 2003 as Executive-in-Residence, where he teaches in the Undergraduate Program for Business & Technology, at the Howe School of Technology Management. Dr. Calhoun has spent 25 years in the high-tech segment of the wireless communications industry. He previously worked for InterDigital Communications Corporation (NASDAQ: IDCC), where he was involved for twelve years in the pioneering development of digital cellular technology. Subsequently, he was Vice-Chairman of Geotek Communications, and was Chairman of an engineering joint venture based in Israel, to develop a spread spectrum frequency-hopping radio system for fleet radio communications. He also served as Chairman of both the Board and Audit Committee for Airnet Communications, a smart antenna and software-defined radio technology company. He is also a member of the Board of Clearstory Systems (NASDAQ: CSYS.OB), a company in the business of electronic content management and digital archiving software. In 2005, he joined the Board of PlayLogic Entertainment, Inc. (NASDAQ: PLGC.OB), a company in the business of developing and publishing videogames. Dr. Calhoun holds one patent (on wireless system architectures), and has published several books on wireless communications, including the best-selling Digital Cellular Radio (Artech, 1988). His most recent book is Third Generation Wireless Systems: Post-Shannon Signal Architectures (Artech, 2003). He has also been a Visiting Professor at the Leiden University School of Management in the Netherlands. Dr. Calhoun has a BA degree from the University of Pennsylvania, and a Ph.D. from the Wharton School. Dr. Calhoun is the Chairman of the Board’s Audit Committee.

Mr. Fenger was elected to the Board in 2004 and is Corporate Vice President of Customer Advocacy and Chief Quality Officer of Motorola, Inc. In this capacity he has helped Motorola in its effort to focus on the most promising initiatives and improve the return of those projects. Previously, he served twelve years at General Electric with GE Capital and the Lighting Business Group, where he most recently served as general manager of global supply chain operations for GE Lighting. He holds one patent and a degree in economics from Miami University in Ohio. Mr. Fenger serves on the Board’s Audit and Corporate Governance Committees.

Mr. Pini was elected to the Board in 2004 and is currently Associate Dean at the University of Illinois, Chicago, and the former Senior Vice President and Chief Technology Officer, Personal Communications Sector, Motorola, Inc. He has spent twenty-eight years in the global wireless industry. During this period he has been with Motorola’s Personal Communications Group, where he managed the global R&D organization and, prior to retirement, was the CTO for the group responsible for innovation, technology platforms, and advanced technologies. He has broad experiences across GSM, CDMA, and UMTS platforms. He received his MBA from Lake Forest Graduate School of Management, and both his MS in Electrical Engineering and his BS in Electrical and Computer Science from the University of Illinois, Chicago. Mr. Pini serves as Chairman of the Board’s Corporate Governance Committee and is also a member of the Compensation Committee.

Director Compensation The following Director Compensation table sets forth information concerning compensation for services rendered by directors of the Company for fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Fuentes	$33,600	18,900	None	None	None	None	52,500

Dr. George Calhoun	$26,400	13,500	None	None	None	None	39,900

Michael Fenger	$28,800	14,400	None	None	None	None	43,200

Ralph Pini	$30,000	16,200	None	None	None	None	46,200

Thomas Powers	$30,000	16,200	None	None	None	None	46,200

Dr. Martin Singer	$4,200	-	None	None	None	None	4,200

Stock award value is based on the price of the Company’s stock on the date of grant, consistent with the Company’s accounting expense for such grants under FAS 123(R). Directors are paid for service, capacity and committee involvement. The Company does not pay for meetings, beyond reimbursement of reasonable expenses, nor does the Company penalize directors for failing to attend a minimum number or percentage of meetings.

During 2006 the Company provided Non-Employee Directors, in addition to certain cash payments as described below, a grant of 25,000 restricted shares of the Company’s common stock, a grant of 12,500 restricted shares of common stock for service as the chairman of the Board of Directors or one of the Board’s three committees, and a grant of 7,500 restricted shares of common stock for service on a Board committee. All such grants vest over one year on a quarterly basis on September 15, December 15, March 15 and June 15 of the service year. This compensation is intended to vest as closely as practical to the relevant service period, in this case from the June 2006 annual meeting of shareholders until the June 2007 annual meeting of shareholders.

During 2006 the Board also provided cash payments to Non-Employee Directors for their service to the Company. Under this program, non-employee directors received $1,800 per month for serving on the Board. In addition, the respective Chairmen of the Board and the three committees (Audit, Compensation, and Governance) each received $400 per month for such service. Non-Employee Directors who serve on these committees in roles other than chairman each received $300 per month. This 2006 program was, and is, intended to be an annual program until such time as the program is changed.

The Company provided stock options as its primary equity vehicle prior to 2006. The change in accounting rules under FAS 123(R) influenced this change, as options would be expected to be valued relatively higher for financial purposes as compared to grants of restricted stock than the expected perception differential from the recipient. Providing grants of restricted stock allowed the Company to enjoy a greater compensation benefit from its equity compensation program relative to the related non-cash financial charge and number of shares provided to the recipient.

All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and Committee meetings.

Meetings During the year ended December 31, 2006, the Board held 16 meetings. Except for Mr. Fenger, who each attended 69% of the Board meetings, each director attended at least 75% of the aggregate of the number of Board meetings (during the period of his service as a director). The Audit Committee held 5 meetings during 2006. Dr. Calhoun attended at least 75% of the meetings while Mr. Powers attended 60% and Mr. Fenger 40%. The Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders. However, the Company does ask directors to use their best efforts to be available for, and attend, the Annual Meeting of Stockholders. All directors except Mr. Fenger attended the 2006 Annual Meeting of Stockholders.

Independent Directors The Board has determined that Messrs. Fenger, Fuentes, Pini, and Powers, and Drs. Calhoun and Singer, are each “independent” pursuant to Section 121A of the American Stock Exchange (“AMEX”) rules.

Committees of the Board The Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance Committee each of which is comprised entirely of “independent directors” as that term is defined under Securities and Exchange Commission (“SEC”) and AMEX rules.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, consisted of three directors during 2006, Dr. Calhoun (Chairman), Mr. Powers and Mr. Fenger. Mr. Powers will retire from the Committee on or before June 8, 2007. All of these directors are “independent” as defined by the rules of the SEC and AMEX. The Board of Directors has determined that Dr. Calhoun is an “Audit Committee financial expert” as defined in regulations of the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. The Audit Committee has responsibility for selecting the Company’s independent auditors, reviewing the plan and scope of the audit, approving any non-audit services provided by the Company’s independent auditors, reviewing the Company’s audit and control functions, oversight of the Company’s insider trading policy and reporting to the full Board regarding all of the foregoing. The Audit Committee held five meetings in 2006. See “Report of the Audit Committee” in this Proxy Statement. A copy of the Audit Committee’s charter is attached as Appendix A to this Proxy Statement.

The Compensation Committee consisted of Mr. Powers (Chairman), Mr. Fuentes and Mr. Pini during 2006. In addition, Dr. Singer was a member of the Compensation Committee from November 2006 until March 2007. Mr. Powers will retire from the Committee on or before June 8, 2007. The Compensation Committee has responsibility for recommending to the Board guidelines and standards relating to the determination of executive compensation, reviewing the Company’s executive compensation policies and reporting to the full Board regarding the foregoing. The Compensation Committee also has responsibility for administering the 2003 Plan, determining the number of options and shares of restricted stock to be granted to the Company’s executive officers and employees pursuant to the 2003 Plan and reporting to the full Board regarding the foregoing functions. The Compensation Committee has responsibility for approving all executive compensation, has oversight authority over Management recommendations for the compensation of other employees, and must specifically approve each award under the Company’s 2003 Equity Incentive Plan, regardless of the award level or recipient. The CEO will from time to time prepare analyses of Company and/or individual performance, including of Named Executive Officers (NEOs) and may recommend a specific course of action. Ultimately the Compensation Committee, in conjunction with the full Board for significant items as it and the Board deem appropriate (such as final approval of a new employment agreement with the CEO), has the authority to accept, change, or reject these analyses and/or recommendations. The Compensation Committee may retain and terminate compensation consultants and/or attorneys to assist in the evaluation of director, CEO, executive officer, or other compensation, including the sole authority to approve related consultant/legal fees and other retention terms.

The Compensation Committee held 31 meetings in 2006. A copy of the Compensation Committee’s charter is attached as Appendix B to this Proxy Statement.

The Corporate Governance Committee was formed during 2004 and consists of Mr. Pini (Chairman), Mr. Fenger and Mr. Fuentes. The Corporate Governance Committee acts as both the Board’s corporate governance committee and nominating committee. The Corporate Governance Committee reviews and makes recommendations to the Board regarding Board organization, membership (including the identification and recommendation of potential candidates for election to the Board), function and effectiveness, and committee structure, membership, function and effectiveness. The Corporate Governance Committee evaluates the performance of the Board as a whole, the Committees and the individual directors. The Corporate Governance Committee held four meetings during 2006.

Director Nominations

The Corporate Governance Committee currently serves as our nominating committee. The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education and experience. The Corporate Governance Committee particularly emphasizes significant experience in the wireless telecommunications industry. The Corporate Governance Committee operates through a charter which is attached to this Proxy Statement as Appendix C.

As part of the process of selecting Board candidates, the Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members. The Corporate Governance Committee does not generally rely upon third-party search firms to identify board candidates. Instead, it relies on recommendations from a wide variety of its business contacts, including current executive officers, directors and stockholders, as a source for potential Board candidates. The Corporate Governance Committee evaluates the above criteria as well as the current composition of the Board and the need for audit committee expertise. The Corporate Governance Committee then recommends to the Board for nomination the candidates which it believes best suit the needs of the Company. The Corporate Governance Committee has recommended to the Board for nomination Drs. Abdelmonem and Calhoun and Messrs. Fenger, Fuentes, Pini, and Thode to serve as directors for 2007 and until their respective successors are duly elected and qualified.

In accordance with the provisions of our By-Laws, a stockholder entitled to vote at such meeting may nominate candidates for election to the board of directors.

A stockholder who wishes to nominate a director candidate must timely deliver a notice to the Secretary of the Company delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company at 1001 Cambridge Drive, Elk Grove Village, IL 60007. To be timely, the notice must be delivered not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if the Company has not publicly disclosed (in the manner provided in the By-Laws) the date of the meeting at least 70 days prior to the meeting date, the notice must be received not later than the close of business on the tenth day following the day on which the Company publicly discloses the meeting date.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder as they appear on the Company’s books and (ii) the number of shares of the Company which are beneficially owned by such stockholder, by class and series.

Stockholders’ nominees that comply with these procedures will receive the same consideration at the Annual Meeting of Stockholders that other nominees receive.

Policy for Stockholder Communication with Directors

Stockholders may communicate with the members of the board of directors, either individually or collectively, by writing to the Board at 1001 Cambridge Drive, Elk Grove Village, IL 60007. These communications will be reviewed by the office of the Company’s Corporate Secretary as agent for the non-management directors in facilitating direct communication to the board of directors. The Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under the Company’s Whistleblower Policy. Further the Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services, not directly related either to the Company or to the non-employee directors’ roles as members of the board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications The Secretary’s office will summarize all stockholder communications directly relating to the Company’s business operations, its Board, its officers, its activities or other matters and opportunities closely related to the Company. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Corporate Governance Committee on a biweekly basis.

Stockholder Proposals and Nominations Stockholder proposals are reviewed by the Secretary’s office for compliance with the requirements for such proposals set forth in the Company’s Bylaws and in Rule 14a of the Securities Exchange Act of 1934 and as described in this Proxy Statement. Stockholder proposals that meet these requirements will be summarized by the Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Corporate Governance Committee.

Stockholder nominations for directors are reviewed by the Secretary’s office for compliance with the requirements for such nominations that are set forth in the Company’s Bylaws and as described in this Proxy Statement. Stockholder nominations that meet these requirements are summarized by the Secretary’s office. Summaries and copies of the nominations are circulated to the Chairman of the Corporate Governance Committee.

Retention of Shareholder Communications Any stockholder communications which are not circulated to the Chairman of the Corporate Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the non-employee directors to whom they were addressed should any of the non-employee directors elect to do so.

Distribution of Shareholder Communications Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Corporate Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, Mr. Powers (Chairman), Mr. Fuentes and Mr. Pini served as members of the Compensation Committee of the Board. Dr. Singer also served on the Compensation Committee from November 2006 until March 2007. None of these individuals currently serves as an officer of the Company. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or Board members.

The Board recommends that the stockholders vote “FOR” the election of the nominees named in this Proxy Statement to continue to serve as directors of the Company.

Executive Officers

Set forth below is a table identifying executive officers of the Company who are not identified in the table entitled “Election of Directors - Nominees for Election” Biographical information for Mr. John Thode and Dr. Abdelmonem are set forth above under “Nominees for Election.”

Name	Age	Position with Company
Frank Cesario	37	Chief Financial Officer

Mr. Cesario joined the Company during 2000 as Controller and was named Chief Financial Officer during 2002. Previously, Mr. Cesario was Group Controller for copper and brass producer Outokumpu Copper, Inc. and subsidiaries, a U.S. group with approximately $500 million in annual revenue and owned by Helsinki-based Outokumpu Oyj. Mr. Cesario has an MBA (Finance) from DePaul University in Chicago, a B.S. in Accountancy from the University of Illinois, and began his career at KPMG Peat Marwick.

The Board elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board. See “Executive Compensation”. The Company has entered into employment agreements with Mr. Thode, Dr. Abdelmonem and Mr. Cesario. There are no family relationships among any of the directors or executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers (as defined under Section 16(a) of the Securities Exchange Act), directors and persons who own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during the period of 2006 through the date hereof, except for a the initial filing for Dr. Singer upon becoming a director, subsequently reported on Form 3 by Dr. Singer; an award of restricted shares to Dr. Singer; an award of restricted shares to and a purchase of common stock by Mr. Thode; two separate awards of restricted shares to Mr. Powers; two separate awards of restricted shares to Mr. Pini; two separate awards of restricted shares to Mr. Fenger; two separate awards of restricted shares to Mr. Fuentes; two separate awards of restricted shares to Dr. Calhoun; an award of restricted shares to Mr. Cesario, all of which awards and purchases were reported on Form 4 by the respective purchasers and awardees, all of the Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and maintaining the Company’s compensation programs, particularly for three Named Executive Officers (NEOs). The Compensation Committee’s role is to ensure that the compensation offered to the Company’s personnel, particularly NEOs, is reasonable, fair, and competitive, serving to align the goals and actions of team members to the goals and objectives of the Company. The Company’s compensation programs are intended to maximize shareholder value over the long-term by attracting and retaining superior employees and by providing rewards to recognize superior performance. The Compensation Committee is tasked with providing the appropriate mix of cash and equity incentives, coupled with the correct mix of time-based and performance-based criteria for earnings those incentives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee has responsibility for approving all compensation for the NEOs, and has oversight authority over Management recommendations for other employees. The Compensation Committee must specifically approve each award under the Company’s 2003 Equity Incentive Plan, regardless of the award level or recipient. NEOs, particularly the CEO in conjunction with the CFO, will often prepare analyses of Company and individual performance for the Compensation Committee, often recommending a particular course of action. NEOs may also suggest new or revised compensation policies to the Compensation Committee from time to time. Ultimately the Compensation Committee, in conjunction with the full Board for significant items as it and the Board deem appropriate (such as the final approval of a new employment agreement with the CEO), has the authority to accept, change, or reject these analyses and/or recommendations. Finally, NEOs may be involved in negotiations with the Compensation Committee, such as is the case of an individual officer negotiating an employment agreement. Also, the CEO will often make recommendations regarding the performance and recommended compensation of other NEOs to the Compensation Committee and will provide the primary evaluation of those NEOs to the Compensation Committee. Again, the Compensation Committee makes the final decisions on behalf of the Company in all cases.

Setting Executive Compensation

The Compensation Committee, consistent with the objectives illustrated above, structures the executive compensation program based on its review of the market and specific situations involved. Market indicators include the publicly available compensation data from available reports and from peer companies (public companies as close as possible to the Company’s size, geography, products and markets served). The Compensation Committee attempts to interpret this data and apply it to the Company based on the size and type of comparable entity (peer as defined above) or category (by definition provided in report or analysis), the level of applicability to the Company’s business, and a broader view of the current market for executive talent in high-technology, growth industries. In making these interpretations, the Compensation Committee looks at the total compensation of the comparable entity or group, as well as individual aspects of that compensation, and compares those values against the Company’s specific capabilities, assets and needs. The Company believes it typically provides less cash compensation and fewer perquisites than comparables, so that cash may be used in other areas of the business, and attempts to close that gap using equity. Beginning in 2006, the Compensation Committee determined that grants of restricted stock would be superior to stock options generally, a view that is applied to executive compensation. The Compensation Committee feels that the required manner to be used in calculating share-based compensation expense disproportionately values stock options more highly than shares of restricted stock, relative to the expected perceived value assigned by the recipient. The Compensation Committee observed this as a broad trend, the use of grants of restricted stock in place of stock options or other equity compensation mechanisms. Awarding shares of restricted stock also allows fewer shares to be issued and for restricted shares to provide recipients with less volatile benefits, thus increasing the expected perceived compensation value and better matching financial cost with the benefit to the Company. As such, the typical form of equity compensation today is in the form of restricted shares.

During the first quarter of 2006, employment agreements were reached with Mr. Thode, Dr. Abdelmonem, and Mr. Cesario. Companies and reports that were used as comparables for those negotiations include:

•	Publicly available compensation surveys showing compensation ranges by job title, location, and company size

•	A survey of compensation levels and types for 293 Computer/Electronics/Telecom manufacturers

•
Executive compensation arrangements publicly filed by entities including Superconductor Technologies, Inc., Airnet Communications Corporation, American Superconductor Corporation, PCTEL, Inc., Universal Display Corporation, and TriQuint Semiconductor, Inc.

•	Compensation and Governance trend reports presented by many entities such as Aon consulting and The Delves Group through the American Electronics Association

ISCO typically is smaller than its peers in terms of revenue and market capitalization, and as such compares itself with the lowest strata of the reported ranges and particular contract data reported by individual entities. Data is aggregated with average statistics calculated, and then compared with entities the closest in size and organization type.

Beyond salary and fixed compensation, incentive compensation was reviewed across this available data. An average compensation determined as a percentage of fixed compensation was calculated. Similarly, equity value as a percentage of fixed and variable cash compensation was calculated. These norms were used to create a final agreement that was determined by the Compensation Committee to be less in cash compensation than peers on a relative basis, higher in equity compensation than peers on a relative basis, and offered incentive compensation at the high end of peers for high levels of performance as defined below. These factors are consistent with the equity and incentive-based compensation preferences as described in this document.

The Compensation Committee looks at this and other available information, such as internal precedent (the compensation provided that particular NEO and/or position in the recent past) or external precedent (such as the compensation provided that particular NEO in another capacity or another entity).

The Compensation Committee has no formal policy on the topic, but relies on its judgment to allocate cash and equity awards between current and long-term incentives. Its goal is to provide sufficient current incentive to encourage the NEO to serve in the appropriate position and to have sufficient long-term incentive to motivate the NEO to remain with the Company beyond the upcoming year, all with the expectation of achieving the performance objectives established by the Compensation Committee. The Company typically provides for equity awards consistent with its annual performance review program (as in the case of Mr. Cesario) or as specified in the applicable employment agreement (as in the case of Mr. Thode and Dr. Abdelmonem), which is structured to match the applicable employment term if one is defined in the agreement (or over such period of time as the Compensation Committee deems is long term if such employment term is not defined).

2006 Executive Compensation Components

The components of compensation for the NEOs include base salary, guaranteed bonus, bonus based on performance criteria, equity compensation based on time of service, equity compensation based on performance criteria, and other contractual terms and benefits such as a change in control or termination, and certain other benefits that are provided broadly to all of the Company’s employees. The Compensation Committee reviewed comparable data as described above to analyze the base, or expected total compensation of comparable executives as a benchmark for the Company’s NEOs.

            Base Salary and Equity Compensation Based on Time of Service

The Compensation Committee reviewed comparable data as described above to analyze the base, or expected, compensation of comparable executives to its own executive team members. Base salary levels are compared against comparables and typically set below those comparables but within a close enough range for the perceived value of equity and performance-based compensation to attract desirable NEOs. Because the Company desires to conserve cash, bonuses are typically linked to substantial or extraordinary events, and not guaranteed. Basic equity compensation is then set at a rate at or higher than comparables, thus allowing Company performance as reflected in its share price to provide the additional incentive to the entrepreneurial executive attracted by such a program. The Compensation Committee feels this approach properly bridges the gap between the Company’s need to spend cash in other areas with its need to attract and retain executive talent.

Mr. Thode’s contract, for example, provides for base salary during 2006 of $300,000 and no guaranteed bonus beyond a one-time signing bonus of $50,000. The Compensation Committee recommended, and our stockholders approved, a grant of one million shares of restricted stock that vest based on his time of service during 2006. The value of this stock grant at the market price on the date of grant was roughly $320,000, and vested 50% on June 30, 2006 and 50% on December 30, 2006. Pursuant to his employment agreement, Mr. Thode’s salary will be $350,000 during 2007 and he will receive no guaranteed bonus. Pursuant to the same recommendation of the Compensation Committee and approval of the stockholders described above, Mr. Thode received a grant of one million shares of restricted stock that will vest based on time during 2007, 50% on June 30, 2007 and 50% on December 30, 2007. The Compensation Committee does not expect to review Mr. Thode’s salary during 2007, nor does it intend to review his equity compensation earned over time. The Compensation Committee does intend to review Mr. Thode’s arrangement with respect to service during 2008 and beyond.

Bonus and Equity Compensation Based on Performance Criteria

As further described in the Executive Compensation sections of this Proxy Statement, the Compensation Committee believed that exceptional performance should be rewarded exceptionally, and thus devised a program based on performance against its goals. Goals were set based on a number of factors, but primarily revenue and EBITDA (earnings before interest, taxes, depreciation and amortization; often a proxy for cash basis results) targets. Achieving these goals would allow the entire Company, but particularly the executive team, to realize substantial rewards. Achieving all plan targets would result in payouts of cash bonuses to Mr. Thode and Dr. Abdelmonem in the amount of 25% of the executive’s annual salary, and restricted share vesting of an additional two million shares of restricted stock for Mr. Thode and one million shares of restricted stock for Dr. Abdelmonem. Achievement of 150% of annual operating plan amounts would result in cash bonuses of 100% of the annual salary instead of 25%. Results between 100% and 150% would be pro-rated by the Compensation Committee. No payout of performance-based compensation would be achieved for results less than 100% of annual operating plan targets.

As the Compensation Committee views this payout as substantial, the targets are similarly substantial. The Company does not provide financial forecast information and thus cannot disclose specific plan values for future periods. For 2006, it can disclose that revenue of $16 million and a positive EBITDA were the primary criteria for consideration under this program. 2005 revenue was $10 million and cash flow was negative, as a point of comparison. The plan, therefore, called for a 60% increase in revenue and related improvement in cash flow. As 2006 revenue was $15 million and cash flow remained negative, no amounts were earned under these performance-based arrangements.

Contractual Terms and Benefits, such as Change in Control or Termination

As further described in the Executive Compensation sections of this Proxy Statement, the Compensation Committee considers other contractual terms and benefits typically found in employment agreements or otherwise deemed appropriate for given circumstances. The Compensation Committee considers historical contracts for NEOs with the Company in that or similar positions, publicly available contracts for peer entities as described above, the reasonability of item, the relative weighting given by the NEO in question if such item is being negotiated, the potential liability to the Company, the market price and relative ease or difficulty in finding replacement NEOs, and what sort of behavior would reasonably be incented by such provision. The Company’s preferred candidates for CEO and CTO, for example, had severance rights in prior agreements (with a prior employer and with the Company), such rights are common among other entities and generally across industries, and are heavily weighted by our preferred candidates. Payments upon termination by the Company without cause or by the NEO for good reason, as those terms are defined in the applicable agreements, would result in cash payouts equal to a percentage of annual salary and bonus earned, possible accelerated vesting of equity, and an extension of medical insurance benefits. Similarly, termination upon a change in control may include accelerated vesting of equity. Specific terms are provided in the section entitled “Potential Payments Upon Termination or Change In Control”.

Other Benefits

The NEOs are typically entitled to participate in company-wide benefit programs on a non-preferential basis. Those programs include $50,000 in term life insurance, disability insurance, medical plan participation and a 401(k) program with a Company match of the lesser of 3% of employee salary or 50% of the employee contribution. The Executive Officers are eligible to participate in a Company-wide bonus program that may be funded based on certain funding events, such 5% of cash flows during a fiscal year in excess of the Company’s annual operating plan. Such funding status is typically uncertain until January of the following year by determination of the Compensation Committee and then paid. Dr. Abdelmonem and Mr. Cesario received bonus payments of $7,500 and $15,000, respectively, for 2005 paid in 2006 and disclosed on the Executive Compensation Table to follow. No such amounts were earned during 2006 for payment during 2007.

Stock Ownership Guidelines

The Company has a Share Ownership Policy in place, effective January 1, 2006, that covers officers and directors (“Covered Person”), including the NEOs. Within one year of the effective date of the policy (January 1, 2007) or one year after becoming a Covered Person, each Covered Person must own at least the lesser of 20,000 shares or $5,000 worth of the Company’s common stock. Within three years, each Covered Person must own at least the lesser of 100,000 shares or $25,000 worth of the Company’s common stock. While specific penalties for failing to perform under this policy are not specifically included, this policy does constitute an expectation on anyone who wishes to remain an officer or director of the Company. Stock options are not considered in the determination of satisfying these requirements, regardless of vesting status.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2006, there was no payment to a NEO that was not deductible for federal income tax purposes.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements (which, for this purpose, include various equity-based incentive and severance arrangements). While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and has not seen the need to materially alter its compensation programs as a result of these rules.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed above, the Compensation Committee determined that the financial cost of grants of restricted stock better matched perceived benefits to the recipients and therefore value to the Company, than stock options. As such, this was a factor in shifting equity-based compensation from primarily stock options to grants of restricted stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Tom Powers, Chairman

Jim Fuentes

Ralph Pini

--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. The Company has entered into employment agreements with all of the named executive officers. When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

	Salary ($)	Bonus ($) (2)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
John Thode
President and Chief
Executive Officer	300,000	50,000	320,000	-	-	-	7,614	677,614

Dr. Amr Abdelmonem
Chief Technology Officer	250,000	7,500	277,500	-	-	-	7,614	542,614

Frank Cesario
Chief Financial Officer	172,000	15,000	47,675	-	-	-	5,257	239,932

Footnotes after table:

(1)
Stock award values are shown reflect the accounting expense recognized by the Company under FAS 123(R), which is the greater of the benefit on a straight-line basis from date of grant or amount vested during 2006. More information is presented in the following table, “Grants of Plan-Based Awards”.

(2)	Mr. Thode’s bonus is a signing bonus pursuant to the execution of his employment agreement during January 2006.

(3)
All other compensation is comprised of benefits made available to employees on a non-discriminatory basis including standard term life insurance coverage and a partial match on 401(k) plan contributions.

2006 GRANTS OF PLAN-BASED AWARDS:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Closing	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price	Fair
		Under Non-Equity			Under Equity			Shares of	Securities	on	Value of
	Grant/	Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Grant	Stock and
	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Date	Option
	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Awards ($)
John Thode	6/16	-	75,000	300,000				2,000,000	-	0.32	640,000
John Thode	6/16				-	4,000,000	4,000,000			0.32	1,280,000

Dr. Amr Abdelmonem	1/12	-	62,500	250,000				1,500,000		0.37	555,000
Dr. Amr Abdelmonem	1/12					2,000,000	2,000,000			0.37	740,000

Frank Cesario	2/6	-	43,750	43,750	-	125,000	250,000	250,000		0.38	95,000
Frank Cesario	12/27							250,000		0.35	87,500

All awards were made under the Company’s 2003 Equity Incentive Plan, as amended.

Incentive Plan awards are established to provide zero benefits unless the objectives determined by the Compensation Committee are met 100%. Should this occur, then incentives are paid at the target levels. Should the individual and company achieve 150% or more of the intended result, then the maximum benefit would be earned. Performance between 100% and 150% would be pro-rated by the Compensation Committee. The two primary measures of performance are Revenue and EBITDA (Cash Flow) based on annual operating plan. As the Company did not achieve 100% of its annual operating plan during 2006, no such incentives were earned.

Mr. Thode and Dr. Abdelmonem also received grants of Restricted Stock that vest semi-annually during 2006 and 2007, and are not expected to receive additional grants prior to 2008. Mr. Thode’s grant was approved by stockholders during the June 2006 annual meeting of stockholders. Mr. Thode and Dr. Abdelmonem also were granted shares of performance-vested Restricted Stock, 50% of which were subject to vesting based on 2006 performance and 50% subject to vesting based on 2007 performance. During January 2007 the Compensation Committee determined that 2006 performance goals were not achieved at the 100% level, and thus the related incentive shares were forfeited.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	Exercisable	Unexercisable
John Thode	1,100,000	-	-	$ 0.43	1/10/2015	1,000,000	$ 340,000	2,000,000	$ 680,000

Dr. Amr Abdelmonem	262,499	-	-	$ 0.11	1/1/2013	750,000	$ 255,000	1,000,000	$ 340,000

Frank Cesario	-	-	-	-	-	375,000	$ 127,500	-	-

Equity award market value determined using the closing price of the Company’s common stock on the American Stock Exchange on December 31, 2006, which was $0.34 per share.

2006 OPTION EXERCISES AND STOCK VESTED:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Thode	-	$-	1,000,000	$340,000

Dr. Amr Abdelmonem	875,001	$173,904	750,000	$255,000

Frank Cesario	150,000	$25,500	125,000	$42,500

PENSION BENEFITS

The Company does not have a defined-benefit pension or similar program. It maintains a Defined Contribution 401(k) program as described in the Summary Compensation Table.

2006 NON-QUALIFIED DEFERRED COMPENSATION
The Company had no such programs to disclose during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Thode and the Company entered into an employment agreement during January 2006. The agreement, and his employment, may be terminated at any time. If the Company terminates Mr. Thode without cause or Mr. Thode resigns for good reason (as defined in the Thode Employment Agreement), he will receive a lump sum payment equal to his base salary, an annual bonus for the fiscal year of termination, and waiver of the applicable premium for COBRA continuation coverage in the Company’s health plan(s) for a period of twelve months. If the Company terminates Mr. Thode for cause (as defined in the Thode Employment Agreement), he will be entitled only to the payment of accrued and unpaid salary through the date of such termination. Upon a change in control, and presuming continuous service through that change of control, Mr. Thode would vest upon the change of control any unvested grants of restricted stock that would subsequently vest due to the passage of time or that had been earned on a performance basis on the prorated period before the change of control. If Mr. Thode were terminated on December 31, 2006, due to a change in control, he would receive not only one year of salary and bonus ($350,000 in total) but also would accelerate the vesting of one million shares of restricted stock that would be expected to vest during 2007 as a result of the passage of time ($340,000 in total value accelerated from 2007 vesting dates to the change of control date).

Dr. Abdelmonem and the Company entered into an employment agreement during January 2006. The agreement, and his employment, may be terminated at any time. If the Company terminates Dr. Abdelmonem without cause or Dr. Abdelmonem resigns for good reason (as defined in the Abdelmonem Employment Agreement), he will receive a lump sum payment equal to 50% of his base salary, an annual bonus for the fiscal year of termination, and waiver of the applicable premium for COBRA continuation coverage in the Company’s health plan(s) for a period of six months. If the Company terminates Mr. Abdelmonem for cause (as defined in the Abdelmonem Employment Agreement), he will be entitled only to the payment of accrued and unpaid salary through the date of such termination.

Mr. Cesario and the Company entered into an employment agreement during February 2006. The agreement, and his employment, may be terminated at any time. If the Company terminates Mr. Cesario without cause (as defined in the Cesario Employment Agreement), he will receive three months of his base salary and any bonus earned during his employment period.

Certain Relationships and Related Transactions

          The Company has two credit facilities with related parties, including affiliates. The larger amount is the 2002 credit line described below in the amount of $8.5 million in outstanding principal and $2.8 million in accrued interest.

Uncommitted Line of Credit (2002 Credit Line)

           As of the reporting date, we have drawn $8.5 million of debt financing under a credit line, as described below. During October 2002, we entered into an uncommitted line of credit with our two largest shareholders, an affiliate of Elliott Associates, L.P. (Manchester Securities Corporation) and Alexander Finance, L.P. This line initially provided up to $4 million to us. This line was uncommitted, such that each new borrowing under the facility would be subject to the approval of the lenders. Borrowings on this line bore an initial interest rate of 9.5% and were collateralized by all the assets of the Company. Outstanding loans under this agreement would be required to be repaid on a priority basis should we receive new funding from other sources. Additionally, the lenders were entitled to receive warrants to the extent funds were drawn down on the line. The warrants bore a strike price of $0.20 per share of common stock and were to expire on April 15, 2004. The credit line was to mature and be due, including accrued interest thereon, on March 31, 2004. Due to a subsequent agreement between the parties no warrants were issued with subsequent borrowings.

           According to existing accounting pronouncements and SEC guidelines, we allocated the proceeds of these borrowings between their debt and equity components. As a result of these borrowings during 2002, we recorded a non-cash charge of $1.2 million through the outstanding term of the warrants (April, 2004). $250,000 and $862,000 of that amount were recorded during 2004 and 2003, respectively. These warrants were valued at $1.2 million of the $2 million debt instrument based on a Black-Scholes valuation that included the difference between the value of our common stock and the exercise price of the warrants on the date of each warrant issuance and a 30% discounted face value of the notes, leaving the remaining $0.8 million as the underlying value of the debt. This $1.2 million was amortized over the vesting period of the warrants (six quarters from the fourth quarter 2002 through the first quarter 2004).

During October 2003, we entered into an agreement with our lenders to supplement the credit line with an additional $2 million, $1 million of which was drawn immediately and $1 million subsequently drawn upon our request and subject to the approval of the lenders. This supplemental facility bore a 14% rate of interest and was due October 31, 2004. The term of the previous credit line was not affected by this supplement, and as such the $4 million borrowed under that line, plus accrued interest, remained due March 31, 2004.

During February 2004, the credit line was extended to a due date of April 2005, with interest after the initial periods to be charged at 14%. No warrants or other inducements were issued with respect to this extension. Additionally, lenders exercised their 10 million warrants during February 2004, agreeing to let us use the funds for general purposes as opposed to repaying debt.

During July 2004, we and our lenders agreed to increase the aggregate loan commitments under the credit line from $6,000,000 to $6,500,000. Simultaneously, we drew the remaining $1,500,000 of the financing.

During November 2004, we and our lenders agreed to increase the line of credit to up to an additional $2 million to an aggregate loan commitment of $8,500,000, $1 million of which was drawn immediately by us with the remaining $1 million drawable upon our request and subject to the approval of the lenders, which occurred during January 2005.

During February 2005, the credit line was extended until April 2006. Interest during the extension period was to be charged at 9%. No warrants or other inducements were issued with respect to this extension.

On August 2, 2005, we and our lenders agreed to extend the due date from April 2006 until August 2007, and the lenders also agreed to waive the Company’s obligation to repay its debt with proceeds from an equity financing transaction with its lenders, including affiliates, in August 2005. No warrants or other inducements were issued as a result of this transaction.

As of December 31, 2006, both the outstanding principal balance of $8.5 million and accrued interest of $2.8 million were outstanding. Pursuant to the terms of the financing, interest is payable upon the termination of the facility.

2006 Convertible Debt

During June 2006 we entered into a Securities Purchase Agreement (the “Agreement”) and convertible notes (the “Notes”) with Alexander Finance, L.P., and Manchester Securities Corporation L.P. (together, the “Lenders”), pursuant to which the Lenders have agreed, to each loan us $2,500,000, or an aggregate of $5,000,000, in convertible debt. The Lenders, including affiliates, are our two largest shareholders and the lenders of the 2002 Credit Line referenced above. The transaction is structured as a private placement of securities pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder.

The Notes will mature on June 22, 2010 and bear an interest rate of 5% due at maturity. Both the principal amount and any accrued interest on the Notes are convertible into our common stock at a rate of $0.33 per share, subject to certain anti-dilution adjustments. The Lenders have the right to convert the Notes, both principal and accrued interest, into shares of common stock at the rate of $0.33 per share at any time. We have the right to redeem the Notes in full in cash at any time beginning two years after the date of the Agreement. The conversion rate of the Notes will be subject to customary anti-dilution protections, provided that the number of additional shares of common stock issuable as a result of changes to the conversion rate will be capped so that the aggregate number of shares of common stock issuable upon conversion of the Notes will not exceed 19.99% of the aggregate number of shares of common stock presently issued and outstanding.

The Notes are secured on a first priority basis by all of our intangible and tangible property and assets. Payment of the Notes is guaranteed by our two inactive subsidiaries, Spectral Solutions, Inc. and Illinois Superconductor Canada Corporation. The Agreement contains customary representations, warranties and covenants. We filed a registration statement covering the resale of the shares of common stock issuable upon conversion of the Notes with the Securities and Exchange Commission. Concurrently with the execution of the Agreement, the Lenders have waived their right under the existing line of credit arrangement (see 2002 Credit Line, above) to receive the financing proceeds from the issuance of the Notes, allowing us to use the funds for product development or general working capital purposes. No fees were paid to any financial advisor, placement agent, broker or finder in connection with the transactions contemplated by the Agreement and the Notes.

Assuming the Notes are held for the full four year term, 18,505,719 shares of common stock would be required upon settlement, for both principal and interest. This amount is approximately 10% of the then approximately 186 million shares of common stock currently issued and outstanding. As of December 31, 2006, the Lenders, including their affiliates, owned approximately 43% of the Company’s outstanding shares. As a result of this transaction, the combined holdings of the Lenders would be approximately 48% of the Company’s outstanding common stock.

As of December 31, 2006, both the $5 million principal and $0.1 million in accrued interest were outstanding.

Related Party Transaction Approval Process

Statement of Principles

The Board of Directors (the “Board”) of ISCO International (the “Company”) is required to pre-approve any transactions with related parties, as those terms are defined by the American Stock Exchange, the Public Company Accounting Oversight Board, the Securities and Exchange Commission (e.g., Item 404 of Regulation S-K), or any other qualified entity.

When in doubt, all members of the organization are required to disclose the information and the Board will determine the appropriate course of action, if any. In making this determination the Board has the authority to engage the Company’s counsel or other legal counsel as it deems appropriate and necessary.

Company Management is prohibited from engaging in any related party transaction without the express approval of the Board.

Procedures

Requests or applications to enter into related party transactions must be submitted to the Chairman of the Board, who will then process the request using reasonable judgment, including but not limited to submission for review to the full Board. The Chairman will enter any such communications into the minutes of the next Board meeting and include a current status and/or resolution. In addition, NEOs and directors fill out annual disclosure questionnaires, in which they must specify any related party dealings with respect to the Company and confirm in writing that no other events have occurred. In addition, the Audit Committee must review and approve any such transaction, as is noted in its charter (attached as Appendix A).

Events during 2006

Only the Convertible Debt transaction described above would qualify as a transaction with a related party. Such transaction was approved by the Audit Committee and the full Board of Directors prior to execution.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE. THE FOLLOWING REPORT SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Report of the
Audit Committee

The Audit Committee of the Board is composed of three non-employee directors. The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The Board, in its business judgment, has determined that each member of the Audit Committee is “independent” as defined in Rule 121A of the listing standards of The American Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board during March 2007, a copy of which is attached as Appendix A to this Proxy Statement. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and its independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Date: April 23, 2007	Dr. George Calhoun (Chairman)
Mike Fenger
Tom Powers

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board, upon the recommendation of the Audit Committee, has appointed Grant Thornton LLP (“Grant Thornton”), independent certified public accountants, as auditors of the Company’s financial statements for the fiscal year ending December 31, 2007. Grant Thornton has acted as auditors for the Company since December 2000.

Vote Required. The affirmative vote of a majority of the shares of common stock preset in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Grant Thornton as auditors of the Company’s financial statements for the fiscal year ending December 31, 2007.

The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board’s appointment of Grant Thornton. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Grant Thornton, the Board will interpret this as an instruction to seek other auditors.

Grant Thornton has examined the financial statements of the Company for the fiscal year ended December 31, 2006. The Company expects representatives of Grant Thornton to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of Grant Thornton will have the opportunity to make a statement at the meeting if they desire to do so.

During the fiscal years ended December 31, 2006 and 2005, fees in connection with services rendered by Grant Thornton LLP, the Company’s independent registered accounting firm, were as set forth below:

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees	$189,396	$135,528
Audit-Related Fees	7,040	-
Tax Fees	39,422	34,906
All Other Fees	-	-
TOTAL	$235,858	$170,434

Audit fees consisted of fees for the audit of the Company’s annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and review of the Company’s documents filed with the SEC.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

The Company made no other payments to Grant Thornton LLP during 2006 which constituted Audit-Related Fees or Other Fees.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain engagements up to predetermined dollar thresholds that are reviewed annually by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

All engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee must report any decisions to the Audit Committee at the next scheduled meeting.

The Board recommends that the stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s auditors as described herein.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of Common Sock as of April 28, 2007, except as otherwise indicated in the relevant footnote, by (1) each person or group that the Company knows beneficially owns more than 5% of Common Stock, (2) each of the Company’s directors and director nominees, (3) the Named Executive Officers, and (4) all current Named Executive Officers and directors as a group. Unless otherwise indicated, the address of each person identified below is c/o the Company at its principal executive offices.

The percentages of beneficial ownership shown below are based on 190,600,000 shares of Common Stock outstanding as of April 28, 2007, unless otherwise stated. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of Common Stock which a person has the right to acquire upon the exercise of stock options and/or warrants within 60 days of the date of this table are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

	Number of Shares
Name	of Common Stock
	Beneficially Owned		Percent of Class
Alexander Finance L.P.	53,398,179	(1)	26.7%
Elliott Associates L.P.	24,857,168	(2)	12.4%
Elliott International L.P.	19,904,159	(2)	10.0%

John Thode	4,872,500	(3)	2.6%
Amr Abdelmonem	2,494,499	(4)	1.3%
George Calhoun	1,041,083	(5)	*
Frank Cesario	751,370	(6)	*
Mike Fenger	192,000	(7)	*
James Fuentes	238,750	(8)	*
Ralph Pini	186,500	(9)	*
Tom Powers	556,688	(10)	*
All Directors and Officers as a Group	10,333,390	(11)	5.4%

*	Less than 1%.
(1)
Includes affiliates. As reflected in an SEC filing dated July 26, 2006. The address for Alexander Finance, L.P. is 1560 Sherman Avenue Evanston, IL 60201. Also presumes conversion of 9.5 million shares in convertible debt.

(2)
Includes affiliates. As reflected in SEC filings dated August 2, 2006 for Elliott Associates, L.P. and Elliott International, L.P. Also presumes conversion of 9.5 million shares in convertible debt. The address of Elliott Associates, L.P. is 712 Fifth Avenue, New York, New York 10019 and the address of Elliott International, L.P. is c/o Elliott International Capital Advisors, Inc. 712 Fifth Avenue New York, New York 10019.

(3)
Includes a restricted stock grant of 3,000,000 shares that were not vested as of April 28, 2007, or within 60 days from such date, and outstanding options to purchase 1,100,000 shares of common stock that were vested as of April 28, 2007, or within 60 days from such date.

(4)
Includes a restricted stock grant of 1,750,000 shares that were not vested as of April 28, 2007, or within 60 days of such date, and outstanding options to purchase 262,499 shares which were exercisable as of April 28, 2007.

(5)	Includes outstanding options to purchase 920,833 shares which were exercisable as of April 28, 2007.
(6)	Includes a restricted stock grant of 312,500 shares that were not vested as of April 28, 2007, or within 60 days of such date.
(7)	Includes outstanding options to purchase 110,000 shares which were exercisable as of April 28, 2007.
(8)	Includes outstanding options to purchase 160,000 shares which were exercisable as of April 28, 2007.
(9)	Includes outstanding options to purchase 110,000 shares which were exercisable as of April 28, 2007.
(10)	Includes outstanding options to purchase 486,000 shares which were exercisable as of April 28, 2007.
(11)	Includes outstanding restricted stock grants and options as described above.

MISCELLANEOUS AND OTHER MATTERS

Solicitation. The cost of this proxy solicitation will be borne by the Company. The regular employees of the Company may solicit proxies in person or by telephone or facsimile. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation.

Stockholder Proposals for 2008 Annual Meeting. The Company intends to mail next year’s proxy statement to our stockholders on or about April 30, 2008. Applicable law requires any stockholder proposal intended to be presented at our 2008 Annual Meeting of Stockholders to be received by us at our executive offices in Elk Grove Village, Illinois on or before January 30, 2008 in order to be considered for inclusion in our proxy statement and form of proxy for that annual meeting.

With respect to the Company’s 2008 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by January 30, 2008 then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

Other Business. The Board is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board directs.

By:	/s/ Order of the Board
Frank Cesario
Corporate Secretary
Elk Grove Village, Illinois
April 27, 2007

APPENDIX A

                     AUDIT COMMITTEE CHARTER
ISCO INTERNATIONAL, INC.

  (revised 2007)
Purpose

The Audit Committee (the “Committee”) of ISCO International, Inc. (the “Company”) shall assist the Board of Directors (the “Board”) in monitoring (i) the integrity of the Company’s financial statements in compliance with Securities and Exchange Commission (the “SEC”) and other regulatory requirements; (ii) the annual independent audit of the Company’s financial statements, (iii) the independent auditors independence and qualifications and shall also work to provide (i) effective communication between the Board and the Company’s independent public accountants and (ii) support for management’s efforts to enhance the quality of the Company’s internal control structure.

The Committee does not plan or conduct audits, nor does it determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These functions are the responsibility of Company management and the independent auditor.

Composition and Term

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall (i) be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, (ii) meet the independence requirements of Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulation of the Commission , (iii) meet the independence and financial literacy requirements of Rule 121A and 121B(2) of the listing standards of The American Stock Exchange, as modified or supplemented from time to time; provided, that one (but no more than one) member of the Audit Committee may be a non-independent director, provided that the Board determines the appointment of such non-independent director to the Audit Committee is in the best interests of the Corporation and its stockholders, the Board discloses the reasons for that determination in the Corporation’s next annual proxy statement, the non-independent director may not serve as Chairman of the Audit Committee, and the non-independent director may not serve on the Audit Committee for more than two years. Current employees or officers, or their immediate family members, however, are not able to serve on the Audit Committee under this exception. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

In addition, at least one member of the Committee will be financially sophisticated as set forth in Rule 121B(2) of the listing standards of The American Stock Exchange, as modified or supplemented from time to time.

The members of the Committee shall be appointed by the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chairman of the Committee is elected by the full Board, the members of the Committee may designate a Chairman of the Committee by majority vote of the full Committee Membership.

Relationship with Independent Accountants

The Company’s independent public accountants shall be accountable to the Committee, and the Committee shall have ultimate authority to select, evaluate and replace the Company’s independent public accountants. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

Meetings

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than four times a year. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting. Minutes of each meeting reflecting, among other things, all actions taken by the Committee should be recorded by the Secretary to the Committee. The Committee shall report to the Board at the first board meeting following each such Committee meeting.

The Company’s independent public accountants shall attend at least one Committee meeting each quarter. The Committee shall use best efforts to ensure that one or more members are available in person during this quarterly meeting. The Committee may request members of management or others to attend meetings and to provide pertinent information as necessary. The Committee shall provide each of management and the independent public accountants with appropriate opportunities to meet privately with the Committee.

Duties and Responsibilities

The duties of the Committee shall include the following:

•	Review the results of the quarterly reviews and year-end audit of the Company, including:

•
The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q to be filed with SEC, the management recommendation letter on accounting procedures and controls prepared by the independent public accountants, and any other material written communications or reports and management’s responses concerning such reports.

•	Any material accounting issues identified by management or the independent public accountants;

•	Any transactions between the Company and its officers, directors or 5% shareholders.; and

•
all matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended by FAS No.90, by auditors with audit committees and any other matters required to be communicated by the independent public accountants to the Committee under generally accepted auditing standards, as amended.

•
Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators and discuss alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•
Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•
Discuss with management the Company’s use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•
Ensure that the Company’s independent public accountants submit on a periodic, but not less than annual, basis to the Committee a written statement delineating all relationships between the accountants and the Company, and discuss with the accountants any disclosed relationships that may impact the objectivity and independence of the accountants with the objective of ensuring the continuing objectivity and independence of the accountants.

•
Pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

•
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Meet annually with counsel when appropriate to review legal and regulatory matters, if any, that could have a material impact on the financial statements.

•	Establish, review, and update periodically a Code of Ethical Conduct, and ensure that management has established a system to enforce this Code.

•	Make a periodic, but not less than annual, review of this Charter.

•	Review the effectiveness of the Committee on an annual basis.

•	Review and approve any transactions between the Corporation and its officers, directors or 5% shareholders which would be reportable in the Corporation’s proxy statement.

•
Review Company disclosures of financial information (such as financial results press release and related commentary in conference call script) prior to such disclosure. As the time window may not be long or flexible, communication with the Committee Chairman would be satisfactory to meet this requirement in the event of a minor disclosure (e.g., revenue pre-release).

•	Prepare a report to the stockholders of the Company to be included in the Company’s annual proxy statement.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee from time to time determines. The Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

APPENDIX B

COMPENSATION COMMITTEE CHARTER
ISCO INTERNATIONAL, INC.

(January 2007)
Purpose

The purpose of the Compensation Committee (the "Committee") of the board of directors (the "Board") of ISCO International, Inc. (the "Corporation") is:

•	to discharge the Board's responsibilities relating to compensation of the Corporation's directors and executive officers, including approving individual executive officer compensation;

•	to manage awards under the 2003 Equity Incentive Plan;

•	to review and recommend to the Board compensation plans, policies and benefit programs for employees generally; and

•	to prepare the report on executive compensation required to be included in the Corporation's annual proxy statement.

Composition and Term of Office

•
The Committee will consist of not fewer than two members, each of whom shall be a director who satisfies the independence requirements of the American Stock Exchange (the "AMEX") Listed Company Manual, as interpreted by the Board in its business judgment.

•
One member shall serve as Chairman of the Committee. The members of the Committee shall serve one-year terms, and shall be appointed by the Board annually on the day of the Annual Meeting of Stockholders or on such other date as the Board shall determine. Members of the Committee may be removed or replaced by the Board.

Committee Meetings - Operating Principles

•	The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, at least two times each year.

•	Meetings of the Committee may be called as needed by the Chairman of the Committee or the Chairman of the Board.

•	The Chairman will preside, when present, at all meetings of the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

•
The Committee shall have the sole right to retain and terminate compensation consultants to assist in the evaluation of director, CEO or executive officer compensation, including the sole authority to approve the consultant's fees and other retention terms.

•	The Committee shall have the authority to obtain advice and assistance from any officer or employee of the Corporation or from any outside legal expert or other advisor.

•	Summaries of key Committee conclusions shall be provided to the Board from time to time.

Compensation/Employee Benefits Responsibilities

The Committee shall perform the following functions:

•	Provide oversight and guidance for compensation and benefit philosophy for all employees of the Corporation.

•
Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and have the sole authority to recommend to the Board for approval the CEO's compensation level based on this evaluation. This includes salary, annual incentive and long term incentive programs, whether stock or cash, and determinations relating to the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986.

•	Review and approve other significant terms of employment for the CEO.

•
Review and approve the compensation, including base salary and incentive awards and other significant terms of employment, for individuals reporting directly to the CEO and holding a position classified as Executive Vice President and any other Section 16 officer of the Corporation.

•	Review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans for all employees.

•	Review and make recommendations to the Board on matters concerning the independent directors' annual retainer, as well as any other compensation programs relating to the Board.

•	Prepare the report on executive compensation for inclusion in the Corporation's proxy statement in accordance with applicable rules and regulations.

•	Exercise any fiduciary, administrative or other function assigned to the Committee under any of the Corporation's health, benefit or welfare plans.

Other Responsibilities

•	Report to the full Board all significant items discussed at Committee meetings.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Conduct an annual performance evaluation of the Committee.

•	Take such further actions or provide such further advice as the full Board may from time to time delegate to the Committee.

 APPENDIX C

CORPORATE GOVERNANCE COMMITTEE CHARTER
ORGANIZATION

Membership

The Corporate Governance Committee consists of three or more independent directors. Membership on the Corporate Governance Committee is determined annually by the Board upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee Chairman is appointed by the Board.

Meetings

The Corporate Governance Committee meets at least once each year. Additional meetings are scheduled as needed. A majority of the members of the Corporate Governance Committee shall constitute a quorum for the transaction of business. Minutes are recorded by the Secretary to the Corporate Governance Committee. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Corporate Governance Committee. The Corporate Governance Committee may also act by unanimous written consent without a meeting.

BASIC FUNCTION AND PURPOSE

The Corporate Governance Committee acts as the Board’s Corporate Governance Committee and, in addition, reviews and makes recommendations to the Board regarding Board organization, membership, function and effectiveness; and committee structure, membership, function and effectiveness. The Corporate Governance Committee evaluates the performance of the Board as a whole, the Committees and the individual directors.

RESPONSIBILITIES

The Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, shall:
1.	Periodically review and recommend any changes in the size, composition, organization and operational structure of the Board and its standing committees.

2.	Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board membership.

3.	Identify and recommend potential candidates for election to the Board.

4.
Make recommendations to the Board on committee assignments and the position of chairman of each committee, taking into account the applicable independence requirements of any stock exchange on which the Company is listed and the rules and regulations of the Securities and Exchange Commission.

5.	Have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm, fees, and other retention terms.

6.	Evaluate the effectiveness of the Board, each committee and individual director.

REPORTING RESPONSIBILITY

All action taken by the Corporate Governance Committee shall be reported to the Board at the next Board meeting following such action.

In addition, corporate governance matters may be discussed in executive session with the full Board during the course of the year.

ISCO INTERNATIONAL, INC.

☑	Please mark your votes as in this example.

1.	Election of Directors:	For Nominee	Withhold Authority
	John Thode	☐	☐
	Amr Abdelmonem	☐	☐
	George Calhoun	☐	☐
	Michael Fenger	☐	☐
	James Fuentes	☐	☐
	Ralph Pini	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the Appointment of Grant Thornton LLP as the Company’s Independent Auditors.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1 AND 2 IN THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 IF NO SPECIFICATION IS MADE AND WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Attendance of the undersigned at the meeting, or at any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or session the intention of the undersigned to vote said share(s) in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

/s/	/s/

Name Title More Title	Name Title More Title
(if jointly owned)

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

☐  Please check this box if you plan to attend the meeting.

PROXY	PROXY

ISCO INTERNATIONAL, INC.
1001 CAMBRIDGE DRIVE - ELK GROVE VILLAGE, ILLINOIS 60089

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE JUNE 8, 2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Mr. John Thode and Mr. Frank Cesario and either of them as proxies, each with power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated below, all the shares of common stock held of record by the undersigned on April 16, 2007 at the Annual Meeting of Stockholders of ISCO International, Inc., to be held on June 8, 2007 at the Marriott Suites Chicago O’Hare, 6155 North River Road, Rosemont, IL 60018, beginning at 10:00 a.m. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE AS TO ANY PARTICULAR ITEM, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED ON THIS PROXY AND “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY’S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)